Exhibit 99.1

NEWS RELEASE

Court Awards Comstock Homebuilding $11.7 Million Judgment in Potomac Yard Litigation

RESTON, VA, February 26, 2010 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (the “Company”) (Nasdaq: CHCI) announced that on February 24, 2010, the United States District Court for the Eastern District of Virginia, Alexandria Division, issued a Memorandum Opinion and Order awarding Plaintiff, Comstock Potomac Yard, L.C., (“Comstock Potomac Yard”) a subsidiary of Comstock Homebuilding Companies, Inc. (the “Company”) a total of $11,733,002 from the defendant, Balfour Beatty Construction, LLC, successor in interest to Centex Construction (“Balfour”). In addition, Comstock Potomac Yard is entitled to recovery of certain attorney’s fees in an amount to be determined at a future date. Balfour was the general contractor for Comstock Potomac Yard’s Eclipse on Center Park Condominium project (the “Project”) in Arlington, Virginia.

The judgment resulted from litigation initiated by Comstock Potomac Yard in September of 2008 against Balfour to recover its actual and liquidated damages due to construction delays and additional costs incurred by Comstock Potomac Yard with respect to the Project and to invalidate mechanics liens improperly filed by Balfour against the Project on July 28, 2008. The mechanics liens had been previously removed from the Project by a court order dated April 20, 2009.

“We are pleased with the decision of the Court because of the potential significant positive impact to our balance sheet.” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “We are appreciative of the effort of Stephen Seeger of Seeger, Faughnan, Mendicino, P.C. for his expert handling of this complex construction delay claim. We continue to be focused on capitalizing on emerging attractive opportunities in the Washington, DC market and we are 100% committed to enhancing shareholder value in the near and long term.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. metropolitan area. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

Chief Financial Officer

703.883.1700 ext: 1229

SOURCE: Comstock Homebuilding Companies, Inc.